EXHIBIT 4.182
THE TAKING OF THIS DOCUMENT OR ANY CERTIFIED COPY OF IT OR ANY DOCUMENT WHICH CONSTITUTES SUBSTITUTE DOCUMENTATION FOR IT, OR ANY DOCUMENT WHICH INCLUDES WRITTEN CONFIRMATIONS OR REFERENCES TO IT, INTO AUSTRIA AS WELL AS PRINTING OUT ANY E-MAIL COMMUNICATION WHICH REFERS TO ANY LOAN DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION TO WHICH A PDF SCAN OF THIS DOCUMENT IS ATTACHED TO AN AUSTRIAN ADDRESSEE OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO ANY LOAN DOCUMENT TO AN AUSTRIAN ADDRESSEE MAY CAUSE THE IMPOSITION OF AUSTRIAN STAMP DUTY. ACCORDINGLY, KEEP THE ORIGINAL DOCUMENT AS WELL AS ALL CERTIFIED COPIES THEREOF AND WRITTEN AND SIGNED REFERENCES TO IT OUTSIDE OF AUSTRIA AND AVOID PRINTING OUT ANY EMAIL COMMUNICATION WHICH REFERS TO ANY LOAN DOCUMENT IN AUSTRIA OR SENDING ANY E-MAIL COMMUNICATION TO WHICH A PDF SCAN OF THIS DOCUMENT IS ATTACHED TO AN AUSTRIAN ADDRESSEE OR SENDING ANY E-MAIL COMMUNICATION CARRYING AN ELECTRONIC OR DIGITAL SIGNATURE WHICH REFERS TO ANY LOAN DOCUMENT TO AN AUSTRIAN ADDRESSEE.
This Floating Lien Pledge Agreement (Contrato de Prenda sin Transmisión de Posesión) is entered into on this 4 day of May, 2010 (the “Agreement”), by and between Evergreen Packaging México, S. de R.L. de C.V., as pledgor (the “Pledgor”), and The Bank of New York Mellon, acting solely in its capacity as Collateral Agent (as defined below) on behalf and for the benefit of the Secured Parties (as defined below) (in such capacity, together with its successors and assigns in such capacity, the “Pledgee”), as pledgee, in accordance with the following Recitals, Representations and Warranties and Clauses. Terms used in the Recitals and Representations and Warranties and not otherwise defined herein shall have the meaning set forth in Clause First hereto.
Recitals
     I. Credit Agreement. On November 5, 2009, Reynolds Group Holdings Inc., Reynolds Consumer Products Holdings Inc., Closure Systems International Holdings Inc., SIG Euro Holding AG & Co KGaA, SIG Austria Holding Gmbh and Closure Systems International B.V., as borrowers, Reynolds Group Holdings Limited, the lenders from time to time party thereto, and Credit Suisse AG (formerly known as Credit Suisse), as administrative agent (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”), entered into a credit agreement (as amended by the Amendment No. 1 dated as of January 21, 2010 and by the Amendment No. 2 and Incremental Term Loan Assumption Agreement dated as of May 4, 2010, and as further amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time, the “Credit Agreement”).
     II. Senior Secured Note Indenture. On November 5, 2009, Reynolds Group Escrow LLC, Reynolds Group DL Escrow Inc. and The Bank of New York Mellon, acting in its capacity as trustee, principal paying agent, transfer agent and collateral agent, entered into the Senior Secured Note Indenture (as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time, the “Senior Secured Note Indenture”).

Representations and Warranties
I.	The Pledgor hereby represents and warrants, through its legal representative, that on the date hereof:
(a)	it is a sociedad de responsabilidad limitada de capital variable duly organized and validly existing under the laws of Mexico, as evidenced in public deed number 24,398, dated January 30, 2007, granted before Mr. José Luis Villavicencio Castañeda, Notary Public number 218 for the Federal District, Mexico, recorded in the Public Registry of Commerce of Mexico City under commercial folio number 360731;

(b)	the individual executing this Agreement in the name and on behalf of the Pledgor has sufficient power and authority, as well as the necessary authority (corporate, organizational or otherwise) to validly execute and deliver this Agreement on its behalf and to validly bind the Pledgor under the terms herein, as evidenced in public deed number 31,735, dated April 27, 2010, granted before Mr. José Luis Villavicencio Castañeda, Notary Public number 218 for the Federal District, Mexico, and that such powers, authority and corporate or other authorizations have not been revoked, modified or limited in any manner; and

(c)	with reference to the facts and circumstances then existing and subject to the provisions of the Loan Documents and the Intercreditor Arrangements, the representations and warranties made by the Pledgor as Loan Party in Section 3.01 (Organization; Powers), 3.02 (Authorization), 3.03 (Enforceability), 3.06 (No Material Adverse Change), 3.07 (Title to Properties; Possession under Leases), 3.09 (Litigation, Compliance with Laws), 3.10 (Agreements), 3.19 (Security Documents) and 3.22 (Solvency) of the Credit Agreement, are true and accurate as regards to the Pledgor and this Agreement.
NOW, THEREFORE, based on the Recitals and Representations and Warranties contained herein, the parties hereto agree as follows:
Clauses
First.- Certain Defined Terms.
(a)	Unless defined in this Agreement or the context otherwise requires, a term defined in the First Lien Intercreditor Agreement has the same meaning in this Agreement and in any notice given under this Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Accounts Receivable” means and includes, with respect to the Pledgor, all accounts receivable, trade accounts or instruments of the Pledgor, including, without limitation, all rights of the Pledgor to payment for goods sold or leased, or to be sold or to be leased, or for services rendered or to be rendered, however evidenced or incurred, and together with all returned or repossessed goods and all books, records, computer tapes, programs and ledger books arising therefrom or relating thereto, all whether now owned or hereafter acquired or arising.

“Additional Agreement” shall have the meaning assigned to the term “Additional Agreement” under, and as defined in, the First Lien Intercreditor Agreement.

“Administrative Agent” has the meaning specified in Recital I hereof.

“Agreed Security Principles” has the meaning it is given in the Credit Agreement and the Senior Secured Note Indenture, and to the extent of any inconsistency the meaning it is given in the Credit Agreement shall prevail.

“Agreement” means this Floating Lien Pledge Agreement, as the same may be amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time.

“Applicable Representative” shall have the meaning assigned to the term “Applicable Representative” under, and as defined in, the First Lien Intercreditor Agreement.

“Business Day” shall mean a day (other than a Saturday or Sunday) on which banks are open for business in New York City, New York, United States of America and Mexico.

“Collateral Agent” shall mean the Pledgee, in its capacity as collateral agent as appointed under the First Lien Intercreditor Agreement, and its successors and permitted assigns in such capacity.

“Commercial Code” shall mean the Mexican Commercial Code (Código de Comercio).

“Credit Agreement” shall have the meaning assigned to such term in Recital I hereof.

“Equipment” shall mean, with respect to the Pledgor, all equipment and fixtures of the Pledgor, whether now owned or hereafter acquired, wherever located, including, without limitation, all machinery, furniture, furnishings, spare parts, repair parts, leasehold improvements, computer equipment, books and records, motor vehicles, forklifts, rolling stock, dies and tools used or useful in the Pledgor’s business operations.

“Event of Default” shall have the meaning assigned to the term “Event of Default” under, and as defined in, the First Lien Intercreditor Agreement.

“First Lien Intercreditor Agreement” shall mean the First Lien Intercreditor Agreement dated as of November 5, 2009, among the Collateral Agent, The Bank of New York Mellon, as trustee under the Senior Secured Note Indenture, Credit Suisse AG (formerly known as Credit Suisse), as administrative agent under the Credit Agreement and the Loan Parties, as amended on January 21, 2010 and as further amended, novated, supplemented, restated or modified from time to time. A copy of the First Lien Intercreditor Agreement and of its amendment is attached hereto as Exhibit “A”.

“Governmental Authority” shall mean any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any individual or entity with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or quasi-governmental issues (including any court).

“Instruments” shall mean, with respect to the Pledgor, all certificated and uncertificated instruments, negotiable instruments, securities, all security entitlements, all securities accounts, commodity contracts and commodity accounts, including without limitation, instruments and letters of credit evidencing, representing, arising from or existing in respect of, relating to, securing or otherwise supporting the payment of, any of the Accounts Receivable, whether now or hereafter owned or acquired by the Pledgor or in which the Pledgor now or hereafter has or acquires any rights.

“Intangibles” shall mean, with respect to the Pledgor, all intangibles of the Pledgor, whether now existing or hereafter acquired or arising, including, without limitation, all royalties, tax refunds, rights to tax refunds, and any and all other rights held by the Pledgor and all goodwill of the Pledgor associated therewith.

“Intellectual Property” shall mean, with respect to the Pledgor, all intellectual and similar property of the Pledgor of every kind and nature hereafter acquired by the Pledgor, any inventions, designs, drawings, plans, diagrams, schematics and assembly and display materials relating thereto, patents and proprietary rights, patent licenses, trademarks, service marks, trademark licenses, trade names, copyrights, copyrights licenses, royalties, domain names and domain name registrations, trade secrets, confidential or proprietary technical and business information, know how or other data or information, programs, software and databases and all embodiments or fixations thereof and related documentation, registration and franchises, licenses for any of the foregoing and all license rights, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.

“Intercreditor Arrangements” means the First Lien Intercreditor Agreement and any other document that is designated by the Loan Parties’ Agent and the Collateral Agent as an intercreditor agreement, in each case as amended, novated, supplemented, restated, replaced or modified from time to time.

“Inventory” shall mean, with respect to the Pledgor, all inventory of the Pledgor, whether now owned or hereafter acquired, wherever located, including, without limitation, all goods of the Pledgor held for sale or lease or furnished or to be furnished under contracts of service, all goods held for display or demonstration, goods on lease or consignment, returned and repossessed goods, all raw materials, work-in-progress, finished goods and supplies used or consumed in the Pledgor’s businesses together with all documents, documents of title, dock warrants, dock receipts, warehouse receipts, bills of lading or orders for the delivery of all, or any portion, of the foregoing.

“Law” shall mean the General Law of Negotiable Instruments and Credit Transactions.

“Lien” shall have the meaning assigned to the term “Lien” under, and as defined in, the First Lien Intercreditor Agreement.

“Loan Documents” shall have the meaning assigned to the term “Credit Documents” under, and as defined in, the First Lien Intercreditor Agreement and any other document designated by the Loan Parties’ Agent and the Collateral Agent as a Loan Document.

“Loan Parties” shall have the meaning assigned to the term “Grantors” under, and as defined in, the First Lien Intercreditor Agreement.

“Loan Parties’ Agent” shall mean Reynolds Group Holdings Limited (formerly known as Rank Group Holdings Limited).

“Mexico” shall mean the United Mexican States.

“Person” shall mean any individual or entity, trust, joint venture, partnership, corporation, Governmental Authority or any other entity of any nature whatsoever.

“Pesos” shall mean the legal currency of Mexico.

“Pledged Assets” shall mean all of the following generically described personal property of the Pledgor, pledged by the Pledgor in favor of the Pledgee for the benefit of the Secured Parties as provided herein, wherever located, whether now existing or hereafter acquired or arising from, (a) all Accounts Receivable, (b) all Inventory, (c) all Equipment, (d) all Intangibles, (e) all Instruments, (f) all Intellectual Property, (g) all cash, money, cash equivalents and goods, including without limitation, the bank accounts of the Pledgor, and (h) all products and/or proceeds of any and all of the foregoing, including, without limitation, indemnification in the event of expropriation, revocation of such assets either by third parties or acts of government and insurance proceeds which, pursuant to Article 354 of the Law, comprise all of the personal property used by the Pledgor to carry out its main activity.

“Pledgee” has the meaning assigned to such term in the preamble to this Agreement.

“Pledgor” has the meaning assigned to such term in the preamble to this Agreement.

“Principal Finance Documents” means the Credit Agreement, the Senior Secured Note Indenture, the Intercreditor Arrangements and any Additional Agreement.

“Registry” has the meaning assigned to such term in Clause Second of this Agreement.

“Secured Obligations” shall mean all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Loan Party and each grantor of a security interest to the Secured Parties (or any of them) under each or any of the Loan Documents, together with all costs, charges and expenses incurred by any Secured Party in connection with the protection, preservation or enforcement of its respective rights under the Loan Documents or any other document evidencing or securing any such liabilities.

“Secured Parties” shall have the meaning assigned to the term “Secured Parties” under, and as defined in, the First Lien Intercreditor Agreement.

“Security Interest” has the meaning assigned to such term in Clause Second of this Agreement.

“Senior Secured Note Indenture” has the meaning assigned to such term in Recital II hereof.

“Termination Notice” has the meaning assigned to such term in Clause Tenth of this Agreement.

“Transfer” shall mean, with respect to the Pledgor, any sale, lease or other type of transfer made by the Pledgor.

(b)	Usage. The definitions in this Clause First shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neutral forms. The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless otherwise expressly indicated, and all references in this Agreement to Clauses, sections, paragraphs and Exhibits shall be deemed to be references to Clauses, sections, paragraphs and Exhibits of this Agreement, unless the context shall otherwise require. As used herein and any certificate or other document made or delivered pursuant hereto, (i) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (ii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, capital stock, securities, revenues, accounts, leasehold interests and contract rights, (iv) references to agreements shall, unless otherwise specified, be deemed to refer to such agreements as amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time, and (v) references to any statute, law or regulation shall be deemed to include any amendments thereto from time to time or any successor statute, law or regulation thereof.

Second.- Pledge; Grant of Security Interest.
     (a) In accordance with Title II, Chapter IV, Section VII (Título II, Capítulo IV, Sección VII) of the Law, the Pledgor hereby grants, subject to any Liens permitted by the Loan Documents, a first priority floating lien pledge (prenda sin transmisión de posesión) and security interest (the “Security Interest”) to the Pledgee for the benefit of the Secured Parties, in and to the Pledged Assets now or hereafter owned or acquired by the Pledgor or in which the Pledgor now or hereafter has or acquires any right or interest, wherever located and with everything that corresponds thereto by law or in fact, as collateral security for the due and timely payment, performance and satisfaction when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations.
     (b) For purposes of Article 366 of the Law, the Pledgor hereby covenants and agrees, that as soon as reasonably practicable but, in any event, no later than 10 (ten) Business Days following the execution date of this Agreement or such longer period as the Pledgee may agree, acting on the instructions of the Applicable Representative, the Pledgor shall file this Agreement, through a Mexican commercial notary public, for registration with the Public Registry of Commerce of the jurisdiction in which the Pledgor maintains its corporate domicile (the “Registry”) and to provide written evidence thereof to the Pledgee, for which purpose the Pledgor shall deliver to the Pledgee an original letter executed by such Mexican commercial notary public whereby such Mexican notary public certifies that this Agreement has been presented for registration in the Registry.
     (c) In addition, the Pledgor hereby covenants and agrees to deliver to the Pledgee, as soon as reasonably practicable but, in any event, no later than 45 (forty five) Business Days following the execution date of this Agreement or such longer period as the Pledgee may agree, acting on the instructions of the Applicable Representative, an original executed copy of this Agreement duly sealed by the Registry evidencing that this Agreement has been properly registered with such Registry.
     (d) Subject to the Agreed Security Principles, if and when the Pledgor owns any Intellectual Property, the Pledgor hereby agrees to file this Agreement for registration in the corresponding file before the Mexican Institute of Intellectual Property, as soon as reasonably practicable but, in any event, no later than 15 (fifteen) Business Days from the date on which such event occurs or such longer period as the Pledgee may agree, acting on the instructions of the Applicable Representative.
     (e) Without prejudice to the rights of the Pledgee under the Loan Documents, the Pledgee hereby irrevocably waives the provisions of, and any rights it might have under Articles 357 final paragraph and 361 third paragraph of the Law.
     (f) For the purposes of the first paragraph of Article 348 of the Law, the amount of the Secured Obligations shall be an amount ascertainable at the time of foreclosure.
Third.- Continuing Security Interest. The Security Interest shall be continuing and shall (i) remain in full force and effect until all of the Secured Obligations have been paid pursuant to the Loan Documents unless otherwise released pursuant to this Clause Third or Clause Tenth; (ii) be binding upon the Pledgor, and its respective successors and assigns; and (iii) inure to the benefit of and be enforceable by the Pledgee, acting in the name and on behalf of the Secured Parties, and their respective successors and assigns; provided, however, that if the Pledgor disposes of any Pledged Assets and that disposal is permitted by the Loan Documents, those Pledged Assets shall, unless an Event of Default has occurred and is continuing, be automatically released from the Security Interest created under this Agreement with effect from the day of such disposal, and the Pledgee, upon receipt of written instructions from the Applicable Representative, shall do all such acts which are reasonably requested by the Pledgor in order to release the relevant Pledged Assets from the Security Interest created under this Agreement.
Fourth.- Covenants of the Pledgor.
     (a) So long as this Agreement is in effect, the Pledgor covenants and agrees, that the Pledgor (i) shall not create, incur, assume, or permit to exist any Lien in favor of, or any claim of any Person with respect to, any of the Pledged Assets, whether now owned or hereafter acquired, except for the Security Interest or as permitted by the Loan Documents; (ii) except to the extent permitted by the Loan Documents, shall not sell, transfer, assign, pledge, deliver, transfer in trust, grant, usufruct or otherwise dispose of, or grant any option with respect to, any such Pledged Assets or any interest therein without the prior written consent of the Pledgee; and (iii) subject to the Agreed Security Principles, shall execute and deliver to the Pledgee such documents in favor of the Pledgee and do such things relating to the Security Interest as the Pledgee may reasonably request in order to protect and maintain the Security Interest and to protect and preserve the Pledgor’s and/or the Pledgee’s title and interest in and to the Pledged Assets, and pay all costs arising from or in connection therewith.
     (b) The Pledgor hereby expressly and irrevocably waives the exercise of any and all rights set forth in Article 358 of the Law without the prior written consent of the Pledgee, and with respect to such waiver, except as otherwise permitted by the Loan Documents.
Fifth.- Use and Transfer of Pledged Assets. The Pledgor shall be entitled to (i) use its Pledged Assets as permitted by the Loan Documents; (ii) Transfer or otherwise dispose of its Pledged Assets as permitted by the Loan Documents; provided, however that the proceeds or assets received by the Pledgor in consideration of any such

Transfer shall become part of the Pledged Assets; and (iii) collect and receive any and all payments, distributions or any other consideration arising from or relating to its Pledged Assets and use the proceeds from any Transfer of its Pledged Assets only as permitted by the Loan Documents. For purposes of Article 374, paragraph I, of the Law, the Pledgee hereby authorizes the Pledgor to Transfer cash or other Pledged Assets to its partners as permitted by the Loan Documents, regardless of the equity interest percentage that such transferees may hold in the Pledgor.
Pursuant to Article 357 of the Law, the parties hereby agree that (i) the Pledged Assets shall be located where the Pledgor carries out its main activities in the ordinary course of business; (ii) the Pledgor may only make Transfers within the ordinary course of business pursuant to the terms of this Agreement or as permitted by the Loan Documents; and (iii) the proceeds or assets received by the Pledgor in consideration of such Transfer shall become part of the Pledged Assets, in each case, except as otherwise permitted by the Loan Documents.
Sixth.- Events of Default. If an Event of Default has occurred and is continuing, (i) each and every right of the Pledgor under Clause Fifth will automatically cease; (ii) any and all rights relating to or in connection with the Pledged Assets may be exercised exclusively by the Pledgee; and (iii) the Pledgee shall have the right to foreclose upon the Pledged Assets pursuant to the provisions of Clause Seventh of this Agreement, and to exercise its rights in any other manner as set forth in the Law and the Commercial Code.
Seventh.- Foreclosure Procedure.
(a) If an Event of Default has occurred and is continuing, the Pledgee shall be entitled to initiate the foreclosure of the Pledged Assets and commence an extra-judicial or judicial foreclosure procedure, as the case may be, pursuant to Book V, Title III Bis, Chapters I and/or II, as the case may be, of the Commercial Code, in order to seek payment of the Secured Obligations and to pursue the delivery and physical possession of the Pledged Assets through any such procedure.
(b) Pursuant to Article 1414 bis and 1414 bis 17 of the Commercial Code, the parties hereby agree that for purposes of appraising the Pledged Assets, the Pledgor hereby expressly authorizes the Pledgee, at the sole expense of the Pledgor, to obtain an appraisal of the Pledged Assets from an authorized Mexican banking institution (institución de crédito) designated by the Pledgee.
(c) The Pledgor shall take any and all actions and/or initiate any and all proceedings that may be necessary or convenient, in the Pledgee’s sole discretion, to facilitate the foreclosure and transfer of the Pledged Assets. The Pledgor further agrees to do or cause to be done all such other acts as may be necessary or convenient to expedite such sale or sales of all or any portion of the Pledged Assets, and to execute and deliver such documents and take such other action as the Pledgee deems necessary or advisable in order that any such sale may be in compliance with applicable law.
(d) The Pledgee shall apply all amounts received under this Agreement pursuant to the provisions of the First Lien Intercreditor Agreement.
Eighth.- Capacity of Collateral Agent. The Pledgor hereby (i) expressly acknowledges that the Pledgee, in its capacity as Collateral Agent, has all necessary appointments, legal capacity and authority to act in the name and on behalf of the Secured Parties for all matters arising from or relating to this Agreement; and (ii) expressly waives its rights to carry out any action challenging the legal existence, appointments, legal or other capacity and authority of the Pledgee to act in the name and on behalf of the Secured Parties for all matters arising from, or relating to, this Agreement or otherwise. The rights, duties, privileges, protections and benefits of the Pledgee as Collateral Agent set forth in the First Lien Intercreditor Agreement are hereby incorporated herein by reference and made a part hereof. The Pledgor agrees that all acts to be executed by the Pledgor under this Agreement shall be in accordance with the terms and conditions of the Intercreditor Arrangements.
Ninth.- Power of Attorney. The Pledgor, by way of security irrevocably appoints the Pledgee and any receiver appointed by the Pledgee to be its attorney in fact, and in its name, on its behalf and as its act and deed to execute, deliver and perfect all documents and do all things which the attorney in fact may consider to be required or desirable for:
(a)	carrying out any obligation imposed on the Pledgor by this Agreement or any other agreement binding on the Pledgor to which the Pledgee is a party (including the execution and delivery of any deeds, charges, assignments or other security and any transfers of the Pledged Assets);

(b)	enabling the Pledgee to exercise, or delegate the exercise of, all or any of its rights over the Pledged Assets; and

(c)	enabling any receiver appointed by Pledgee to exercise, or delegate the exercise of, any of the rights, powers and authorities conferred on them by or pursuant to this Agreement or by law, provided always that the Pledgee may only be entitled to exercise the powers conferred upon it by the Pledgor under this Clause Ninth if:
(i)	an Event of Default has occurred and is continuing; and/or

(ii)	the Pledgee has received notice from the Applicable Representative, the Loan Parties’ Agent and/or the Pledgor that the Pledgor has failed to comply with a further assurance or perfection obligation within 10 (ten) Business Days of being notified of that failure (with a copy of that notice being sent to the Loan Party’s Agent), provided further that the Pledgee shall not be obliged to exercise the powers conferred upon it by the Pledgor under this Clause Ninth unless and until it shall have been (a) instructed to do so by the Applicable Representative and (b) indemnified and/or secured and/or prefunded to its satisfaction.
For purposes of this Clause, the Pledgor shall grant a notarized irrevocable special power of attorney, substantially in terms of Exhibit “B” hereto, pursuant to the terms of article 2,596 of the Federal Civil Code and its correlatives for the other States of Mexico and the Federal District, in order to allow the Pledgee to perform any and all acts referred to in this Clause Ninth, with the authorities referred to in the first, second and third paragraph of article 2,554 of the Federal Civil Code and its correlative Articles of the Civil Codes of the States of the United Mexican States and the Federal District and that includes the authority to delegate such special power of attorney.
Tenth.- Release and Termination. The Security Interest constituted by this Agreement shall be released and cancelled:
(a)	by the Pledgee (acting on the instruction of the Applicable Representative) at the request and cost of the Pledgor, upon the Secured Obligations being irrevocably paid or discharged in full and none of the Secured Parties being under further actual or contingent obligation to make advances or provide other financial accommodation to the Pledgor or any other person under any of the Loan Documents; or

(b)	in accordance with, and to the extent required by, the Intercreditor Arrangements (to the extent it is possible to give effect to such arrangements under Mexican law).
As soon as is reasonably practicable and (i) in respect of paragraph (a) above, following a written request from the Pledgor, or (ii) in respect of paragraph (b) above, following receipt of a written instruction from the Applicable Representative, the Pledgee shall deliver to the Pledgor a termination notice (the “Termination Notice”), ratified before a Mexican notary public, who shall be instructed to present such Termination Notice to the Registry for the cancellation of the Security Interest. Upon delivery of the Termination Notice by the Pledgee to the Pledgor as herein contemplated, this Agreement shall terminate and the Security Interest shall cease, terminate and be released. The Pledgor shall be responsible, jointly and without limitation, for the payment of any and all costs, expenses or fees, related to the cancellation of the Security Interest contemplated in this Agreement.
Eleventh.- Delegation. The Pledgee, and any receiver appointed by Pledgee, shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Agreement (including the power of attorney referred to in Clause Ninth hereto) on such terms and conditions as it shall see fit which delegation shall not preclude either the subsequent exercise, any subsequent delegation or any revocation of such power, authority or discretion by the Pledgee or any receiver hereto.
Twelfth.- No Liability. None of the Pledgee, its nominee(s) or any receiver or delegate appointed pursuant to this Agreement shall be liable by reason of (a) taking any action permitted under this Agreement, (b) any neglect or default in connection with the Security Interest, or (c) taking possession or realization of all or any part of the Pledged Assets, except to the extent provided in the Principal Finance Documents.
Thirteenth.- Indemnity. To the extent set out in Section 4.11 of the First Lien Intercreditor Agreement, the Pledgor shall, notwithstanding any release or discharge of all or any part of the security, indemnify the Pledgee, its agents, its attorneys, any delegate and any receiver against any action, proceeding, claims, losses, liabilities, expenses, demands, taxes and costs which it may sustain as a consequence of any breach by the Pledgor of the provisions of this Agreement, the exercise or purported exercise of any of the rights and powers conferred on it by this Agreement or otherwise relating to the Security Interest.
Fourteenth.- Assignments. Unless otherwise permitted under the Loan Documents, the rights and obligations arising from this Agreement may not be assigned or transferred by the Pledgor to any third party without the prior written consent of the Pledgee. The Pledgee may assign or transfer, in whole or in part, its rights and obligations hereunder in accordance with the Loan Documents.
Fifteenth.- Amendments. This Agreement may only be amended or modified with the prior written consent of the Pledgor and the Pledgee.
Sixteenth.- Notices. Each notice or other communication to be given or made by a party in connection with this Agreement shall be given or made in accordance with the provisions of the First Lien Intercreditor Agreement, provided that with respect to any notice to be given or made pursuant to or under a judicial procedure, the Pledgor designates the following address:

Evergreen Packaging México, S. de R.L. de C.V.
Indiana 435
Fracc. Industrial Valle de Saltillo
25217, Saltillo, Coahuila, México
Attention: General Manager
All with a copy (which shall not constitute notice) to:
Rank Group Limited
Suite 2502
Level 25, Citgroup Centre
2 Park Street
Sydney 2000
Australia
Attention: Helen Golding
Seventeenth.- Exhibits and Captions. All documents attached hereto or to which reference is made herein are hereby incorporated by reference into, and shall be deemed a part of, this Agreement. The captions and headings contained in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.
Eighteenth.- Further Assurances. Subject to the Agreed Security Principles, the Pledgor, at the Pledgee’s request, agrees to promptly execute or cause to be executed and deliver to the Pledgee any and all documents, instruments and agreements, in connection with this Agreement, deemed necessary by the Pledgee (acting on the instructions of the Applicable Representative) to give effect to or carry out the terms or intent of this Agreement or any of the Loan Documents.
Nineteenth.- Jurisdiction, Governing Law. For all matters relating to the interpretation and fulfillment of this Agreement, the parties hereto expressly and irrevocably submit to the applicable laws of Mexico, and to the jurisdiction of the competent courts sitting in Mexico, Federal District, Mexico, and the parties hereby expressly and irrevocably waive their rights to any other jurisdiction to which they may be entitled to by reason of their present or any future domiciles, or for any other reason.
Twentieth.- Language. This Agreement is entered into in both the Spanish and English languages; provided that, in the case of any judicial procedure before a Mexican court, the Spanish version shall govern for all purposes.
[Signature page continues]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on this 4 day of May 2010.
The Pledgor:
Evergreen Packaging México, S. de R.L. de C.V.

/s/ Silvia Ema Roldan Gregory
Name:	Silvia Ema Roldan Gregory
Title:	Attorney-in-fact

The Pledgee:
The Bank of New York Mellon, acting solely in its capacity as Collateral Agent on behalf and for the benefit of the Secured Parties.

/s/ Hernando Becerra de Cima
Name:	Hernando Becerra de Cima
Title:	Attorney-in-fact

Exhibit “A”
Floating Lien Pledge Agreement
Copy of First Lien Intercreditor Agreement
and Amendment

Exhibit “B”
Floating Lien Pledge Agreement
Form of Power of Attorney

PODER ESPECIAL	SPECIAL POWER OF ATTORNEY

En la Ciudad de ____________, el __ de __________ de 2010, ante mi __________, Notario Público, compareció __________ en su carácter de ______________ de Evergreen Packaging México, S. de R.L. de C.V., (la “Sociedad”) una sociedad debidamente constituida y existente de conformidad con las leyes de ____________, con su domicilio en ______________
In the City of __________, on _________, 2010, before me ______________ Notary Public, appeared __________, in his capacity as ______________ of Evergreen Packaging México, S. de R.L. de C.V. (the “Corporation”) a corporation organized and existing pursuant to the laws of ________________, and having its principal offices in _________________ and declared:
_________, y expuso:

Que en nombre y representación de la Sociedad y de conformidad con los poderes que le confiere la Sociedad, por medio del presente otorga como garantía:	That in the name and on behalf of the Corporation and in accordance with the powers conferred by the Corporation, hereby grants by way of security:

1. Un PODER ESPECIAL en cuanto a su objeto pero general en cuanto a las facultades otorgadas, con facultades de delegación, a favor de The Bank of New York Mellon (el “Acreedor Prendario”), actuando únicamente en su carácter de Agente de Garantías (Collateral Agent), en representación y para el beneficio de las Partes Garantizadas (Secured Parties) y cualquier delegado designado por el Acreedor Prendario, para que, en nombre y representación de la Sociedad, puedan, individualmente, celebrar, firmar y perfeccionar cualquier documento y llevar a cabo cualesquiera actuaciones que el apoderado considere necesarias o deseables, en relación con el Contrato de Prenda sin Transmisión de Posesión celebrado entre la Sociedad, como deudor
1. A SPECIAL POWER-OF-ATTORNEY deemed as special in regards to its purpose but as general in regards to the powers granted, with authority to delegate such power, in favor of The Bank of New York Mellon (the “Pledgee”), acting solely in its capacity as Collateral Agent, on behalf and for the benefit of the Secured Parties and any receiver appointed by the Pledgee, so that in the name and on behalf of the Corporation they may, severally, execute, deliver and perfect all documents and do all things which the attorney in fact may consider to be required or desirable, in connection with the Floating Lien Pledge Agreement (Contrato de Prenda sin Transmisión de Posesión) entered into, by and between the Corporation, as pledgor, and the Pledgee, acting solely in its prendario, y el Acreedor Prendario, actuando únicamente en su carácter de Agente de Garantías (Collateral Agent), en representación y para el beneficio de las Partes Garantizadas (Secured Parties), como acreedor prendario, (según dicho Contrato de Prenda sin Transmisión de Posesión haya sido o sea modificado, suplementado o modificado y reexpresado de tiempo en tiempo, en lo sucesivo, el “Contrato de Prenda”), para:
capacity as Collateral Agent on behalf and for the benefit of the Secured Parties, as pledgee (as such Floating Lien Pledge Agreement may be amended, supplemented, modified or amended and restated from time to time, hereinafter, the “Pledge Agreement”), for:

(a) llevar a cabo cualquier acto para cumplir con cualquier obligación impuesta a la Sociedad mediante el Contrato de Prenda o cualquier otro contrato que obligue a la Sociedad y del cual sea parte el Acreedor Prendario (incluyendo la celebración y entrega de cualesquier actos, gravámenes, cesiones u otra garantía y cualesquier transmisiones de los Bienes Pignorados (según dicho término se define en el Contrato de Prenda));
(a) carrying out any obligation imposed on the Corporation by the Pledge Agreement or any other agreement binding on the Corporation to which the Pledgee is a party (including the execution and delivery of any deeds, charges, assignments or other security and any transfers of the Pledged Assets (as such term is defined in the Pledge Agreement));

(b) permitir al Acreedor Prendario para que ejerza, o delegue el ejercicio de, todos y o cualquiera de sus derechos sobre los Bienes Pignorados; y	(b) enabling the Pledgee to exercise, or delegate the exercise of, all or any of its rights over the Pledged Assets; and

(c) permitir a cualquier delegado designado por el Acreedor Prendario para que ejerza, o delegue el ejercicio de, cualquier de los derechos, poderes y facultades conferidos sobre los mismos por o conforme al Contrato de Prenda o por ley;
(c) enabling any receiver appointed by Pledgee to exercise, or delegate the exercise of, any of the rights, powers and authorities conferred on them by or pursuant to the Pledge Agreement or by law;

en el entendido en todo momento que el Acreedor Prendario únicamente tendrá el derecho de ejercer los poderes que le han sido conferidos por este poder (incluyendo los mencionados abajo) si: un Caso de Incumplimiento ha ocurrido y continúa;
provided always that the Pledgee may only be entitled to exercise the powers conferred upon it by this power of attorney (including those below) if: an Event of Default has occurred and is continuing; and/or the Pledgee has

y/o el Acreedor Prendario ha recibido una notificación del Representante Aplicable, el Agente de las Partes del Crédito y/o de la Sociedad de que la Sociedad ha incumplido con cualquier obligación (incluyendo obligaciones de perfeccionamiento) dentro de los 10 (diez) Días Hábiles de que se le haya notificado de dicho incumplimiento (con copia de dicha notificación entregada al Agente de las Partes del Crédito), en el entendido además que el Acreedor Prendario no tendrá la obligación de ejercer los poderes que le han sido conferidos por la Sociedad conforme al presente poder (incluyendo los mencionados abajo), salvo y hasta que se le haya (i) instruido a ejercerlos por el Representante Aplicable, e (ii) indemnizado y/o garantizado y/o pre-fondeado a su satisfacción received notice from the Applicable Representative, the Loan Parties’ Agent and/or the Corporation that the Corporation has failed to comply with a further assurance or perfection obligation within 10 ten Business Days of being notified of that failure (with a copy of that notice being sent to the Loan Party’s Agent), provided further that the Pledgee shall not be obliged to exercise the powers conferred upon it by the Corporation under this Power (including those below) unless and until it shall have been (a) instructed to do so by the Applicable Representative and (b) indemnified and/or secured and/or prefunded to its satisfaction.

Para poder llevar a cabo los actos mencionados en los incisos anteriores, y sin perjuicio de la especialidad de los facultades otorgadas, los apoderados contarán con:	In order to carry out the acts referred to in the preceding sections, and notwithstanding the special nature of the powers granted, the attorneys-in-fact are hereby granted with:

(i) Poder para pleitos y cobranzas, actos de administración y actos de dominio en los términos del primer, segundo y tercer párrafos del artículo dos mil quinientos cincuenta y cuatro del Código Civil Federal y sus correlativos contenidos en los Códigos Civiles de los demás estados de los Estados Unidos Mexicanos y el Distrito Federal; y
(i) A power of attorney for lawsuits and collections, acts of administration and acts of ownership in terms of the first, second and third paragraphs of Article two thousand five hundred and fifty four of the Federal Civil Code and its correlative Articles of the Civil Codes of the remaining States of the United Mexican States and the Federal District; and

(ii) poder especial para suscribir y endosar títulos de crédito en los términos del artículo 9º de la Ley General de Títulos y Operaciones de Crédito.	(ii) a special power of attorney to subscribe and endorse negotiable instruments in accordance with article 9 of the General Law of Negotiable Instruments and Credit Operations.

El presente poder es irrevocable en los términos de artículo 2596 (dos mil quinientos noventa y seis) del Código Civil Federal y sus artículos correlativos en los Códigos Civiles de los demás Estados de la República, por haberse otorgado como una condición en un contrato bilateral y como un medio para el cumplimiento de sus obligaciones conforme al Contrato de Prenda.
The special power of attorney granted hereby is irrevocable pursuant to the terms of article 2,596 of the Federal Civil Code its correlative Articles of the Civil Codes of the States of the United Mexican States and the Federal District, it being a condition of a bilateral agreement and a mean to comply with its obligations under the Pledge Agreement.

Para efectos del párrafo quinto del Artículo 2554 del Código Civil Federal, el mismo se transcribe a continuación:	For purposes of paragraph fifth of Article 2554 of the Federal Civil Code, a transcription thereof follows:

“Artículo 2554. En todos los poderes generales para pleitos y cobranzas bastará que se diga que se otorga con todas las facultades generales y las especiales que requieran cláusula especial conforme a la ley para que se entiendan conferidos sin limitación alguna.
“Article 2554. In all general powers of attorney for lawsuits and collections it shall be sufficient to say that they are granted with all the general powers and with the special powers requiring special clause in accordance with the law in order that they may be considered as granted without any limitation.

En los poderes generales para administrar bienes, bastará expresar que se dan con este carácter para que el apoderado tenga toda clase de facultades administrativas.	In general powers of attorney to administer property, it shall be sufficient to state that they are given with that character, in order that the attorneys-in-fact may have all kinds of administrative powers.

En los poderes generales, para ejercer actos de dominio, bastará que se den con ese carácter para que el apoderado tenga todas las facultades de dueño, tanto en lo relativo a los bienes, como para hacer toda clase de gestiones, a fin de defenderlos.
In general powers of attorney to exercise acts of ownership, it shall be sufficient that they be given with that character, in order that the attorneys-in-fact may have all the powers of an owner, both with respect to the property, and to take all actions to defend it.

Cuando se quisieren limitar, en los tres casos antes mencionados, las facultades de los apoderados, se consignarán las limitaciones, o los poderes serán especiales.	If in any of the aforesaid three cases it should be desired to limit the authority of the attorneys-in-fact, the limitation shall be set out, or the powers of the attorneys-in-fact shall be special powers of attorney.

Los Notarios insertarán este Artículo en los testimonios de los poderes que otorguen.”	Notaries shall insert this Article in the instruments of powers of attorney which they execute.”

Salvo que un término se encuentre definido en este poder o el contexto lo requiera de otra forma, un término definido en el Contrato de Prenda y/o el Convenio entre Acreedores (como dicho término se define en el Contrato de Prenda) tiene el mismo significado en este poder.
Unless defined in this power of attorney or the context otherwise requires, a term defined in the Pledge Agreement and/or the First Lien Intercreditor Agreement (as defined in the Pledge Agreement) has the same meaning in this Power of Attorney.

Nombre: [_____] Cargo:	Name: [__________] Title: